As filed with the Securities and Exchange Commission on January 19, 2018

Registration No. 333-211520

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Amedica Corporation

(Exact name of registrant as specified in its charter)

Delaware	3841	84-1375299
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1885 West 2100 South

Salt Lake City, UT 84119

(801) 839-3500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

B. Sonny Bal, MD

President and Chief Executive Officer

Amedica Corporation

1885 West 2100 South

Salt Lake City, UT, 84119

(801) 839-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:
David F. Marx Dorsey & Whitney LLP 111 South Main Street, Suite 2100 Salt Lake City, Utah 84111		David O’Brien Vice President, Operations Amedica Corporation 1885 West 2100 South Salt Lake City, UT, 84119

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer [ ]	Accelerated filer	[ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]
	Emerging Growth Company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the registration statements on Form S-1 (File No. 333-211520) and Form S-1/MEF (File No. 333-212398) (collectively, the “Registration Statement”), is being filed pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”) to update the Registration Statement by, among other things, including (i) the restated audited consolidated financial statements of Amedica Corporation (the “Registrant”) as at and for the year ended December 31, 2016 which were filed with the Securities and Exchange Commission (the “Commission”) on December 27, 2017 as part of the Registrant’s amended Annual Report on Form 10-K, and (ii) the unaudited condensed consolidated financial statements as at and for the three and nine month period ended September 30, 2017.

The Registration Statement was declared effective by the Commission on July 1, 2016. The closing of the transactions contemplated by the Registration Statement occurred on July 8, 2016. The Registrant issued a total of 3,608,000 Class A units, each comprised of one share of common stock and one Series E Warrant to purchase one share of common stock and 7,392 Class B units, each comprised of one share of preferred stock convertible into 1,000 shares of common stock and Series E Warrants to purchase 1,000 shares of common stock. In total, Amedica issued 3,608,000 shares of common stock, 7,392 shares of preferred stock convertible into 7,392,000 shares of common stock, and Series E Warrants to purchase 11,000,000 shares of common stock. Additionally, the underwriters exercised their option to purchase 1,650,000 additional shares of common stock and Series E Warrants to purchase up to an additional 1,650,000 shares of common stock at the public offering price per share and warrant less the underwriting discounts and commissions.

This Post-Effective Amendment covers only the offer and sale by the Registrant of the 12,650,000 shares of common stock that are issuable upon the exercise of the Series E Warrants that are described in the preceding paragraph. No further offer or sale is being made by the Registrant of the units that are described in the preceding paragraph.

Pursuant to Rule 429 of the Securities Act, this Registration Statement also serves as post-effective amendment number one to the Registration Statement on Form S-1 (No. 333-212398) initially filed with the Securities and Exchange Commission on July 5, 2016, which was effective upon filing (“462 Registration Statement”). The 462 Registration Statement was filed to register additional securities in relation to the above transactions pursuant to Rule 462(b) under the Securities Act.

Subsequent to the transactions contemplated by the Registration Statement and 462 Registration Statement, on October 10, 2017, we held a special meeting (the “Special Meeting”) of our stockholders. At the Special Meeting, the stockholders approved an amendment to the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of the Company’s common stock at a ratio to be determined by the board of directors of the Company (the “Board”). Immediately after the Special Meeting, the Board held a meeting and approved the reverse stock split at a ratio of 1 to 12, such reverse stock split went effective at 12:01 am EST on November 10, 2017 (the “Reverse Stock Split”). Pursuant to the Reverse Stock Split, the number of shares of common stock issuable upon exercise of the common stock purchase warrants issued in the transactions under the Registration Statement and the 462 Registration Statement were adjusted by dividing by 12. Therefore, this Post-Effective Amendment registers 1,054,167 shares of common stock.

The Registrant previously paid to the Commission the entire registration fee relating to the shares of common stock that are the subject of this Post-Effective Amendment. The Registrant paid a fee of $2,378.14 in connection with the registration of 12,116,072 pre-split shares of common stock in connection with the Registration Statement and $169.58 in connection with the registration of 533,928 pre-split shares of common stock in connection with the 462 Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY [●], 2018

Amedica Corporation

1,054,167 shares of common stock underlying Series E Warrants

We are offering 1,054,167 shares of common stock that are issuable upon the exercise of 12,650,000 Series E Warrants. Each Series E Warrant entitles its holder to purchase one-twelfth of one share of common stock at an exercise price of $12.00 per share. We issued the warrants on July 8, 2016 as part of our underwritten public offering of Class A Units and Class B Units of the Company. No securities are being offered by this prospectus other than the shares of our common stock that will be issued upon the exercise of the Series E Warrants.

Our common stock is listed on The NASDAQ Capital Market under the symbol “AMDA.” On January 18, 2018, the last reported sales price of our common stock on The NASDAQ Capital Market was $3.48. The Series E Warrants are not traded on any securities exchange or other trading system.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves risks. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of information that you should consider before investing in our securities.

We may amend or supplement this prospectus from time to time by filing amendments or supplements with the Securities and Exchange Commission. You should read this entire prospectus and each such amendment and supplement before making an investment decision with respect to our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2018.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any free writing prospectus prepared by us or on our behalf or to which we may have referred you in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates. You should read this prospectus and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus “Where You Can Find More Information.”

For investors outside the United States: we have not done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any free writing prospectus outside of the United States.

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Corporate Information

We were incorporated in Delaware in 1996 under the name Amedica Corp. and have since changed our name to Amedica Corporation. In September 2010, we acquired all of the outstanding shares of US Spine, Inc. which then became our wholly-owned subsidiary, which is our only subsidiary. Our principal executive offices are located at 1885 West 2100 South, Salt Lake City, Utah 84119, and our telephone number is (801) 839-3500. Our web site address is www.amedica.com. The information on, or that may be accessed through, our web-site is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

“Amedica,” “CSC,” “MC2,” “Valeo” and “rethink what’s possible” are registered U.S. trademarks of Amedica Corporation. “US Spine” is a registered U.S. trademark of our subsidiary, US Spine, Inc. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

Trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols for convenience. Such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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The Offering

Securities offered by us	We are offering 1,054,167 shares of common stock that are issuable upon the exercise of 12,650,000 Series E Warrants. Each Series E Warrant entitles its holder to purchase one-twelfth of one share of common stock at an exercise price of $12.00 per share

Description of Series E Warrants	Each Series E Warrant has an exercise price of $12.00 per share and a term of five years. For additional information about the warrants, see “Description of Our Securities - Warrants” below.

Common stock outstanding before this offering	3,073,414 shares

Common stock to be outstanding immediately after this offering	4,127,581 shares, assuming exercise of all of the Series E Warrants(1)

Use of Proceeds	Assuming that all Series E Warrants are exercised for 1,054,167 shares on a cash basis, we will receive gross proceeds of approximately $12.7 million and net proceeds, after deducting estimated offering expenses, of approximately $12.6 million. We will use the net proceeds of this offering for general corporate purposes and for working capital. No assurance can be given as to the number of warrants, if any, that will be exercised. We will not receive any proceeds from the sale of the shares that are purchased upon the exercise of the warrants.

NASDAQ Capital Market symbol:	AMDA

Risk Factors:	See “Risk Factors” beginning on page 13 and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest this offering.

(1)	The number of shares of our common stock to be outstanding after this offering is based on 3,073,414 shares of common stock outstanding as of January 17, 2018, and excludes the following:

●	11,399 shares of common stock issuable upon the exercise of outstanding options to purchase common stock as of January 17, 2018 under the 2012 Plan, at a weighted-average exercise price of $27.60 per share;

●	75,647 additional shares of common stock reserved for issuance under the 2012 Plan as of January 17, 2018;

●

483,521 shares of common stock issuable upon the exercise of warrants for shares of our common stock outstanding as of January 17, 2018, at a weighted-average exercise price of $22.92 per share, not including the Series E Warrants;

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Incorporation by Reference

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

●	Our Annual Report on Form 10-K, as amended, for the year ended December 31, 2016 (filed on September 20, 2017, and amended on December 12, 2017 and December 27, 2017);

●	Our Quarterly Reports on Form 10-Q, as amended, for the quarterly periods ended March 31, 2017 (filed on October 31, 2017 and amended on December 29, 2017), June 30, 2017 (filed on October 31, 2017 and amended on December 29, 2017) and September 30, 2017 (filed on November 14, 2017 and amended on November 16, 2017 and on December 29, 2017);

●	Our Current Reports on Form 8-K filed on January 20, 2017, January 24, 2017, February 15, 2017, February 27, 2017, April 19, 2017, April 19, 2017, May 26, 2017, June 8, 2017, June 9, 2017, August 3, 2017, August 25, 2017, September 22, 2017, October 11, 2017, November 16, 2017, December 11, 2017, and January 4, 2018; and

●	the description of our common stock, par value $0.01 per share contained in our Registration Statement on Form 8-A, dated and filed with the SEC on February 7, 2014, and any amendment or report filed with the SEC for the purpose of updating the description.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) prior to effectiveness of this registration statement, and (ii) after the effective date of this registration statement and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

Where Can You Find Additional Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

Each person, including any beneficial owner, to whom a prospectus is delivered may obtain a copy of any or all of the documents referred to above, which may have been or may be incorporated by reference into this prospectus, including exhibits, at no cost to you by written or oral request to us at the following address and telephone number: Attention: Corporate Secretary, 1885 West 2100 South, Salt Lake City, UT 84119, telephone (801) 839-3500. The documents referred to above may also be accessed at https://amedica.com.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

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Risk Factors

An investment in our securities involves a high degree of risk. You should carefully read and consider the risks described below, as well as the other information in this prospectus and other information incorporated by reference herein, before deciding to invest in our securities. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations or cash flows. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Relating to this Offering

Because our management will have broad discretion and flexibility in how the net proceeds from this offering are used, our management may use the net proceeds in ways with which you disagree or which may not prove effective.

We currently intend to use the net proceeds from this offering as discussed under “Use of Proceeds” in this prospectus. We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

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Special Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference herein contain forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our ability to achieve sufficient market acceptance of any of our products or product candidates;

●	our ability to enter into and maintain successful OEM arrangements with third parties;

●	our perception of the growth in the size of the potential market for our products and product candidates;

●	our estimate of the advantages of our silicon nitride technology platform;

●	our ability to become a profitable biomaterial technology company;

●	our estimates regarding our needs for additional financing and our ability to obtain such additional financing on suitable terms,.;

●	our ability to succeed in obtaining FDA clearance or approvals for our product candidates;

●	our ability to receive CE Marks for our product candidates;

●	the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our product candidates and product candidates and, thereafter, continued compliance with governmental regulation of our existing products and activities;

●	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

●	our ability to obtain sufficient quantities and satisfactory quality of raw materials to meet our manufacturing needs;

●	the availability of adequate coverage reimbursement from third-party payers in the United States;

●	our estimates regarding anticipated operating losses, future product revenue, expenses, capital requirements and liquidity;

●	our ability to maintain and continue to develop our sales and marketing infrastructure;

●	our ability to enter into and maintain suitable arrangements with an adequate number of distributors;

●	our manufacturing capacity to meet future demand;

●	our ability to establish Kyocera as a secondary manufacturing source for our silicon nitride products;

●	our ability to develop effective and cost efficient manufacturing processes for our products;

●	our reliance on third parties to supply us with raw materials and our non-silicon nitride products and instruments;

●	the safety and efficacy of products and product candidates;

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●	the timing of and our ability to conduct clinical trials;

●	potential changes to the healthcare delivery systems and payment methods in the United States or internationally;

●	any potential requirement by regulatory agencies that we restructure our relationships with referring surgeons;

●	our ability to develop and maintain relationships with surgeons, hospitals and marketers of our products; and

●	our ability to attract and retain a qualified management team, engineering team, sales and marketing team, distribution team, design surgeons, surgeon advisors and other qualified personnel and advisors.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements.

Any forward-looking statement in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, industry and future growth. Except as required by law, we assume no obligation to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise.

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Use of Proceeds

Assuming that all Series E Warrants are exercised for 1,054,167 shares on a cash basis, we will receive gross proceeds of approximately $12.7 million and net proceeds, after deducting estimated offering expenses, of approximately $12.6 million. We will use the net proceeds of this offering for general corporate purposes and for working capital. No assurance can be given as to the number of warrants, if any, that will be exercised.

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Market Price and Dividend Policy

Our shares of common stock are currently quoted on The NASDAQ Capital Market under the symbol “AMDA”.

The following table sets forth the high and low sale prices of our common stock, as reported by NASDAQ Capital Markets for the periods indicated:

	2018
	High	Low
First Quarter (through January 18, 2018)	$4.09	$3.30

	2017
	High	Low
First Quarter	$8.87	$4.24
Second Quarter	$5.39	$3.15
Third Quarter	$5.24	$3.24
Fourth Quarter	$6.94	$2.89

	2016
	High	Low
First Quarter	$43.44	$13.92
Second Quarter	$33.60	$14.64
Third Quarter	$16.80	$7.20
Fourth Quarter	$13.08	$7.20

Prices listed are adjusted to reflect the 1/25/16 reverse stock split and the 11/10/17 reverse stock split.

Holders of Record

As of January 17, 2018, we had approximately 382 holders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, this number is not indicative of the total number of stockholders represented by these stockholders of record.

Dividends

We have not declared or paid dividends to stockholders since inception and do not plan to pay cash dividends in the foreseeable future. We currently intend to retain earnings, if any, to finance our growth.

Issuer Purchases of Equity Securities

None

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Description of Securities

Description of Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below. This summary of some provisions of the warrants is not complete. For the complete terms of the warrants, you should refer to the form of warrant filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to a warrant agency agreement between us and American Stock Transfer & Trust Company, LLC, as warrant agent, the warrants were issued in book-entry form and were initially represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Each Series E Warrant is to purchase one share of our common stock at an exercise price of $ 12.00 per share at any time for up to five years after July 8, 2016. The warrants are governed by the terms of a global warrant held in book-entry form. The holder of a warrant will not be deemed a holder of our underlying common stock until the warrant is exercised, except as set forth in the warrants.

Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the holder, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99% and any increase in the Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us.

The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The warrant holders must pay the exercise price in cash upon exercise of the warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants, which is only available in certain circumstances such as if the underlying shares are not registered with the SEC pursuant to an effective registration statement. We intend to use commercially reasonable efforts to have the registration statement of which this prospectus forms a part, effective when the warrants are exercised.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the warrants.

In the event of a fundamental transaction other than one in which a successor entity that is a publicly traded corporation whose stock is quoted or listed on a trading market assumes the warrant such that the warrant shall be exercisable for the publicly traded common stock of such successor entity, and only if such fundamental transaction is within the Company’s control, then the Company or any successor entity will pay at the holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction, an amount of cash equal to the value of the remaining unexercised portion of the warrants on the date of consummation of the fundamental transaction as determined in accordance with the Black Scholes option pricing model, provided, however, if the fundamental transaction is not within the Company’s control, including not approved by the Company’s Board of Directors, the holder shall have the option to require the Company, or the successor or acquiring corporation, as the case may be, to purchase its warrant for the Black Scholes Value of the unexercised portion of the Warrant as of the date of consummation of such fundamental transaction using the same type or form of consideration (and in the same proportion) that is being offered and paid to the holders of common stock of the Company in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of common stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction.

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Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within three trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised via the “cashless” exercise provision).

Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Warrant holders may exercise warrants only if the issuance of the shares of common stock upon exercise of the warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement of which this prospectus forms a part effective when the warrants are exercised. The warrant holders must pay the exercise price in cash upon exercise of the warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the warrants (in which case, the warrants may only be exercised via a “cashless” exercise provision).

The Series E warrants are callable by us in certain circumstances. Subject to certain exceptions, in the event that the warrants are outstanding and following the two year anniversary of the closing date, (i) the volume weighted average price of our common stock for each of 30 consecutive trading days (the “Measurement Period”) exceeds 300% of the initial Exercise Price (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and similar transactions), (ii) the average daily trading volume for such Measurement Period exceeds $350,000 per trading day and (iii) the holder is not in possession of any information that constitutes or might constitute, material non-public information which was provided by the Company, then we may, within one trading day of the end of such Measurement Period, upon notice (a “Call Notice”), call for cancellation of all or any portion of the Series E warrants for which a notice of exercise has not yet been delivered (a “Call”) for consideration equal to $0.01 per share. Any portion of a Series E warrant subject to such Call Notice for which a notice of exercise shall not have been received by the Call Date (as hereinafter defined) will be canceled at 6:30 p.m. (New York City time) on the tenth trading day after the date the Call Notice is sent by the Company (such date and time, the “Call Date”). Our right to call the Series E warrants shall be exercised ratably among the holders based on the outstanding Series E Warrants.

The Series E Warrants are not traded on any securities exchange or other trading system.

Description of Capital Stock

We are authorized to issue 250,000,000 shares of common stock, $0.01 par value per share, and 130,000,000 shares of preferred stock, $0.01 par value per share. As of January 17, 2018, there were 3,073,414 shares of common stock outstanding, which were held of record by 382 stockholders, no shares of preferred stock outstanding, 11,399 common stock options outstanding and 1,537,688 common stock warrants outstanding. The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our restated certificate of incorporation and restated bylaws, copies of which have been incorporated by reference herein, and to the applicable provisions of the Delaware General Corporation Law.

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Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote can elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of our common stock are fully paid and nonassessable, and the shares of our common stock to be sold pursuant to this prospectus will be fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre- emption or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of our common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

The preferred stock, if issued, would have priority over our common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Series A Preferred Stock. Our board of directors has designated 7,392 shares of our preferred stock as Series A Convertible Preferred Stock (“Series A Preferred Stock”), none of which are currently issued and outstanding. The preferences and rights of the Series A Preferred Stock will be as set forth in a Certificate of Designation (the “Series A Certificate of Designation”) filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to a transfer agency agreement between us and American Stock Transfer & Trust Company, LLC, as transfer agent, the Series A Preferred Stock will be issued in book-entry form and shall initially be represented only by one or more global certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

In the event of a liquidation, the holders of Series A Preferred Shares are entitled to participate on an as-converted-to-Common Stock basis with holders of the Common Stock in any distribution of assets of the Company to the holders of the Common Stock. The Series A Certificate of Designation provides, among other things, that we shall not pay any dividends on shares of Common Stock (other than dividends in the form of Common Stock) unless and until such time as we pay dividends on each Series A Preferred Share on an as-converted basis. Other than as set forth in the previous sentence, the Series A Certificate of Designation provides that no other dividends shall be paid on Series A Preferred Shares and that we shall pay no dividends (other than dividends in the form of common stock) on shares of common stock unless we simultaneously comply with the previous sentence. The Series A Certificate of Designation does not provide for any restriction on the repurchase of Series A Preferred Shares by us while there is any arrearage in the payment of dividends on the Series A Preferred Shares. There are no sinking fund provisions applicable to the Series A Preferred Shares.

With certain exceptions, as described in the Series A Certificate of Designation, the Series A Preferred Shares have no voting rights. However, as long as any shares of Series A Preferred Shares remain outstanding, the Series A Certificate of Designation provides that we shall not, without the affirmative vote of holders of a majority of the then-outstanding Series A Preferred Shares, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Shares or alter or amend the Series A Certificate of Designation, (b) increase the number of authorized shares of Series A Preferred Shares or (c) effect a stock split or reverse stock split of the Series A Preferred Shares or any like event.

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Each Series A Preferred Share is convertible at any time at the holder’s option into a number of shares of common stock equal to $1,000 divided by the Series A Conversion Price. The “Series A Conversion Price” is initially $12.00 per share and is subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations. Notwithstanding the foregoing, the Series A Certificate of Designation further provides that we shall not effect any conversion of Series A Preferred Shares, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of Series A Preferred Shares (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of Common Stock in excess of 4.99% (or, at the election of the holder, 9.99%) of the shares of our Common Stock then outstanding after giving effect to such exercise (the “Preferred Stock Beneficial Ownership Limitation”); provided, however, that upon notice to the Company, the holder may increase or decrease the Preferred Stock Beneficial Ownership Limitation, provided that in no event shall the Preferred Stock Beneficial Ownership Limitation exceed 9.99% and any increase in the Preferred Stock Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us.

Beginning on the third anniversary of the closing date of this offering, we will have the right to cause each holder of Series A Preferred Stock to convert all or part of such holder’s Series A Preferred Stock upon 20 calendar days prior written notice to such holder (which notice may be given by the transfer agent), subject to the Preferred Stock Beneficial Ownership Limitation. Such notice may not be given prior to the third anniversary of the closing date of this offering and shall be given in accordance with any applicable procedures of the depositary for the Series A Preferred Stock.

Additionally, subject to certain exceptions, at any time prior to the three year anniversary of the issuance of the Series A Preferred Stock, subject to the Preferred Stock Beneficial Ownership Limitation, we will have the right to cause each holder of the Series A Preferred Stock to convert all or part of such holder’s Series A Preferred Stock in the event that (i) the volume weighted average price of our common stock for 30 consecutive trading days (the “Measurement Period”) exceeds 300% of the exercise price of the Series E Warrants (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and similar transactions), (ii) the average daily trading volume for such Measurement Period exceeds $350,000 per trading day and (iii) the holder is not in possession of any information that constitutes or might constitute, material non-public information which was provided by the Company and subject to the Preferred Beneficial Ownership Limitation. Our right to cause each holder of the Series A Preferred Stock to convert all or part of such holder’s Series A Preferred Stock shall be exercised ratably among the holders of the then outstanding preferred stock.

We do not intend to apply for listing of the Series A Preferred Shares on any securities exchange or other trading system.

Warrants

As of January 17, 2018, there were warrants outstanding to purchase a total of 1,537,688 shares of our common stock, all of which expire between February 2018 and July 2022. Each of these warrants entitles the holder to purchase one share of common stock at prices ranging from $5.04 to $10,206 per common share, with a weighted average exercise price of $15.36 per share. Certain of these warrants have a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. Each of these warrants also contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of dividends, share splits, reorganizations and reclassifications and consolidations. Certain of these warrants contain a provision requiring a reduction to the exercise price in the event we issue common stock, or securities convertible into or exercisable for common stock, at a price per share lower than the warrant exercise price.

The holders of certain of these warrants have registration rights that are outlined below under the heading “Registration Rights.”

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Underwriters’ Unit Purchase Options

In connection with our November 2014 public offering of units we issued to the underwriters in that offering unit purchase options to purchase 3,178 units with an exercise price of $256.50 per unit. Each unit consists of one share of our common stock and one warrant to acquire one share of our common stock at an exercise price of $266.40 per share. The units may be exercised on a cashless basis. Each warrant to be issued upon the exercise of each unit has a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common shares at the time of exercise of the warrant after deduction of the aggregate exercise price. These warrants also contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of these warrants in the event of dividends, share splits, reorganizations and reclassifications and consolidations. As of January 18, 2018, the underwriters had not exercised any of their unit purchase options.

Registration Rights

We have entered into various agreements with holders of shares of our common stock and warrants to acquire shares of our common stock that under certain circumstances require us to register with the SEC such common shares and the common shares issuable upon exercise of the warrants. These registration rights are generally subject to certain conditions and limitations, including our right to limit the number of shares included in any such registration under certain circumstances. We are generally required to pay all expenses incurred in connection with registrations effected in connection with the registration rights, excluding selling expenses such as broker commissions and underwriting discounts. The registration rights may be transferred to any transferee or assignee of the holder of such registrations rights who agrees to be bound by the terms of the registration rights agreement.

Furthermore, the terms of the agreements generally provide that we will not be required to maintain the effectiveness of any registration statement, or file another registration statement, with respect to any registrable securities that are not subject to the current public information requirement under Rule 144 and that are eligible for resale without volume or manner-of-sale restrictions.

Piggyback Rights. Pursuant to the terms of the warrant issued to Hercules Technology III, L.P. (“Hercules Technology”) on June 30, 2014 (the “Hercules Warrant”), if at any time while the Hercules Warrant is outstanding we file a registration statement under the Securities Act to register the sale of any of our securities, we will be required to include in such registration statement the shares of common stock underlying the Hercules Warrant. In connection with the filing of this registration statement, Hercules Technology granted us a waiver of these piggyback registration rights.

Pursuant to the terms of the warrant issued in connection with a bridge loan we secured in November 2014 (the “Closing Bridge Warrant”), for so long as the Closing Bridge Warrant is outstanding, and while all shares of common stock underlying the Closing Bridge Warrant are not able to be sold without restriction under Rule 144 of the Securities Act, we are required to include in any registration statement registering the sale of any of our securities filed under the Securities Act the shares of common stock underlying the Closing Bridge Warrant.

Generally, the foregoing piggyback registration rights do not apply to registrations of our securities that we initiate that are (i) issuable in connection with our acquisition of another entity or business or (ii) incidental to any of our equity compensation, employee stock purchase or other employee benefit plans or any sales agent/distributor equity incentive program that we may implement.

Effects of Anti-Takeover Provisions of Our Restated Certificate of Incorporation, Our Restated Bylaws and Delaware Law

The provisions of (1) Delaware law, (2) our restated certificate of incorporation and (3) our restated bylaws discussed below could discourage or make it more difficult to prevail in a proxy contest or effect other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. These provisions also are intended to discourage certain tactics that may be used in proxy fights. These provisions also may have the effect of preventing changes in our management.

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Delaware Statutory Business Combinations Provision. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Classified Board of Directors; Appointment of Directors to Fill Vacancies; Removal of Directors for Cause. Our restated certificate of incorporation provides that our board of directors will be divided into three classes as nearly equal in number as possible. Each year the stockholders will elect the members of one of the three classes to a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill any positions so created and is permitted to specify the class to which any new position is assigned. The person filling any of these positions would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause and only by the affirmative vote of holders of at least 75% of our outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Authorization of Blank Check Preferred Stock. Our restated certificate of incorporation provides that our board of directors is authorized to issue, without stockholder approval, blank check preferred stock. Blank check preferred stock can operate as a defensive measure known as a “poison pill” by diluting the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our board of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. For a special meeting, the notice must generally be delivered no less than 60 days nor more than 90 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in our restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, this business will not be conducted at the meeting.

Special Meetings of Stockholders. Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

No Stockholder Action by Written Consent. Our restated certificate of incorporation does not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

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Super-Majority Stockholder Vote required for Certain Actions. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation requires the affirmative vote of the holders of at least 75% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled “Effect of Anti-Takeover Provisions of Our Restated Certificate of Incorporation, Our Restated Bylaws and Delaware Law” or to reduce the number of authorized shares of common stock or preferred stock. This 75% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. A 75% vote is also required for any amendment to, or repeal of, our restated bylaws by the stockholders. Our restated bylaws may be amended or repealed by a simple majority vote of the board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company. The transfer agent and the registrar’s address is 59 Maiden Lane, New York, New York 10038.

Listing

Our common stock trades on The NASDAQ Capital Market under the symbol “AMDA.”

Plan of Distribution

Pursuant to the terms of the warrants, shares of common stock will be issued to warrant holders who properly exercise the warrants and deliver the payment of the exercise price of the warrants.

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Executive Compensation

The following discussion relates to the compensation of our “named executive officers.”

Summary Compensation Table

The following discussion relates to the compensation of our “named executive officers.”

Summary Compensation Table

The following table sets forth information about certain compensation awarded or paid to our named executive officers for the 2016 and 2017 fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Comp ($)(3)	Total Compensation ($)
B. Sonny Bal	2017	400,000	-	-	-	-	18,940	418,940
Chief Executive Officer	2016	400,000	73,500	-	-	-	10,600	484,100

Ty Lombardi (4)	2017	-	-	-	-	-	-	-
Chief Financial Officer	2016	269,519	-	-	-	-	6,123	275,642

Bryan McEntire	2017	231,822	-	-	-	-	9,239	241,061
Chief Technology Officer	2016	225,000	35,438	-	-	-	9,000	269,438

(1)	Unless otherwise noted, 2016 bonus amount reflects a bonus paid in March 2017 for meeting certain corporate objectives for 2016.

(2)	These columns represent the aggregate grant date fair value of stock option awards granted during the year indicated, in accordance with ASC Topic 718 and do not correspond to the actual value that may be realized by the named executives. For additional information on the assumptions underlying the valuation of the Company’s stock-based awards, please refer to Note 9 of the Company’s consolidated financial statements included in its Annual Report on Form 10-K/A filed on December 27, 2017.

(3)	Amount reflects the aggregation of any matching of 401(k) contributions and employee benefit insurance premiums paid by us, unless otherwise noted.

(4)	Mr. Lombardi left the employ of the company in October 2016. Salary includes severance payment in the amount of $100,000 paid to Mr. Lombardi in 2016.

Base Salaries. The base salaries for our named executive officers were determined by our compensation committee after reviewing a number of factors, including: the responsibilities associated with the position, the seniority of the executive’s position, the base salary level in prior years, our financial position; and for executive officers other than our Chief Executive Officer, recommendations made by our Chief Executive Officer.

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Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding equity awards held by our named executive officers as of December 31, 2017:

	Number of Securities Underlying Unexercised Options (#)		Option Exercise	Option Expiration	Number of Securities Underlying Stock Awards (#)		Award Grant
Name	Exercisable	Unexercisable	Price ($)	Date	Vested	Not Vested	Date
B. Sonny Bal					-	-	-
	9	-	4,638.60	3/15/2022	-	-	-
	472	15	174.00	1/7/2025	-	-	-
	203	75	77.40	9/16/2025	-	-	-
	483	350	12.24	9/14/2026	-	-	-

Ty Lombardi	131	8	171.00	3/5/2024	-	-	-
	264	8	174.00	1/7/2025	-	-	-
	135	4	174.00	1/7/2025	-	-	-
	206	72	20.28	1/4/2026	-	-	-

Bryan McEntire	556	-	171.00	8/13/2024	-	-	-
	377	12	174.00	1/7/2025	-	-	-
	206	72	20.28	1/4/2026	-	-	-

401(k) Plan

We offer our executive officers, including our named executive officers, retirement benefits, including participation in our tax-qualified profit sharing plan that includes a “cash-or-deferred” (or 401(k)) feature in the same manner as other employees. The plan is intended to satisfy the requirements of Section 401 of the Internal Revenue Code. Our employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have a like amount contributed to the plan. In addition, we may make discretionary and/or matching contributions to the plan in amounts determined annually by our Board. We currently elect to match the contributions of our employees who participate in our 401(k) plan as follows: a match of 100% on the first 3% of compensation contributed by a plan participant and a match of 50% on amounts above 3%, up to 5%, of compensation contributed by a plan participant.

Potential Payments upon Termination or Change in Control

We had entered into certain agreements and maintained certain plans that may have required us to make certain payments and/or provide certain benefits to the executive officers named in the Summary Compensation Table in the event of a termination of employment or change in control.

Pursuant to severance agreements that we have entered into with each of our named executive officers, upon the consummation of a change in control, all outstanding options, restricted stock and other such rights held by the executives will fully vest. Additionally, if a change in control occurs and at any time during the one-year period following the change in control (i) we or our successor terminate the executive’s employment other than for cause (but not including termination due to the executive’s death or disability) or (ii) the executive terminates his employment for good reason, then such executive has the right to receive payment consisting of a lump sum payment equal to two times his highest annual salary with us during the preceding three-year period, including the year of such termination and including bonus payments (measured on a fiscal year basis), but not including any reimbursements and amounts attributable to stock options and other non-cash compensation. “Change in control” is defined in the severance agreements as occurring upon: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the total voting power represented by our then outstanding voting securities (excluding securities held by us or our affiliates or any of our employee benefit plans) pursuant to a transaction or a series of related transactions which our Board did not approve; (ii) a merger or consolidation of our company, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent at least 50% of the total voting securities or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation; or (iii) the approval by our stockholders of an agreement for the sale or disposition of all or substantially all of our assets. As defined in the severance agreements, “cause” means: (i) the executive’s commission of a felony (other than through vicarious liability or through a motor vehicle offense); (ii) the executive’s material disloyalty or dishonesty to us; (iii) the commission by the executive of an act of fraud, embezzlement or misappropriation of funds; (iv) a material breach by the executive of any material provision of any agreement to which the executive and we are party, which breach is not cured within 30 days after our delivery to the executive of written notice of such breach; or (v) the executive’s refusal to carry out a lawful written directive from our Board. “Good reason” as defined in the severance agreements means, without the executive’s consent: (i) a change in the principal location at which the executive performs his duties to a new work location that is at least 50 miles from the prior location; or (ii) a material change in the executive’s compensation, authority, functions, duties or responsibilities, which would cause his position with us to become of less responsibility, importance or scope than his prior position, provided, however, that such material change is not in connection with the termination of the executive’s employment with us for any reason.

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In the event that an officer entitled to receive or receives payment or benefit under the severance agreements described above, or under any other plan, agreement or arrangement with us, or any person whose action results in a change in control or any other person affiliated with us and it is determined that the total amount of payments will be subject to excise tax under Section 4999 of the Internal Revenue Code, or any similar successor provisions, we will be obligated to pay such officer a “gross up” payment to cover all taxes, including any excise tax and any interest or penalties imposed with respect to such taxes due to such payment.

Code of Business Conduct Violations

It is our policy under our Code of Business Conduct to take appropriate action against any executive officer whose actions are found to violate the Code or any other policy of Amedica. Disciplinary actions may include immediate termination of employment and, where Amedica has suffered a loss, pursuing its remedies against the executive officer responsible. Amedica will cooperate fully with the appropriate authorities where laws have been violated.

Board Compensation

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2017 to each of our non-employee directors except fees paid to Dr. Bal for his service as a director prior to his employment with the Company are included in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Value of Stock Awards (1) ($)	Value of Option Grants (1) ($)	Total ($)
David W. Truetzel	130,000	-	-	130,000
Jeffrey S. White	49,500	-	-	49,500
Eric A. Stookey	49,500	-	-	49,500

(1)	These columns represent the aggregate grant date fair value of restricted stock awards and stock option awards granted during the year indicated, in accordance with ASC Topic 718 and do not correspond to the actual value that may be realized by the directors. For additional information on the assumptions underlying the valuation of the Company’s stock-based awards, please refer to Note 9 of the Company’s consolidated financial statements included in its Annual Report on Form 10-K/A filed on December 27, 2017.

During 2016, our Board approved the following compensation schedule for non-employee directors (paid on a quarterly basis):

●	Annual Retainer of $40,000 paid in four equal installments of $10,000 each at the beginning of each calendar quarter;

●	$1,000 for each board and committee meeting attended in person;

●	$500 for each board and committee meeting attended via telephone or other remote medium; and

●	Reimbursement of reasonable expenses as supported by documentation and receipts.

Starting in 2015, a new Board appointee receives an award of 40,000 stock options upon appointment. Further, each member of the Board will also be awarded an option grant for 15,000 stock options on an annual basis.

The chair of the Audit Committee is paid an annual retainer of $120,000 payable in monthly increments of $10,000 each.

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Material U.S. Federal Tax Consequences for Non-U.S. Holders of Common Stock

The following is a general discussion of material U.S. federal income considerations relating to the ownership and disposition of shares of our common stock acquired pursuant to the exercise of Series E Warrants by a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust other than:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or other organization treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) if the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

This discussion is based on current provisions of the Internal Revenue Code, existing and proposed U.S. Treasury Regulations promulgated or proposed thereunder and current administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. In addition, the Internal Revenue Service, or the IRS, could challenge one or more of the tax consequences described in this prospectus.

We assume in this discussion that each non-U.S. holder holds our common stock as capital assets (generally, as property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of state, local or non-U.S. taxes, or, U.S. federal taxes other than income taxes, such as federal estate taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax considerations that may be applicable to particular non-U.S. holders, such as:

●	insurance companies;

●	tax-exempt organizations;

●	financial institutions;

●	brokers or dealers in securities;

●	regulated investment companies;

●	pension plans;

●	controlled foreign corporations;

●	passive foreign investment companies;

●	corporations that accumulate earnings to avoid U.S. federal income tax;

●	certain U.S. expatriates;

●	persons subject to the alternative minimum tax;

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●	persons in special situations;

●	persons that have a “functional currency” other than the U.S. dollar;

●	persons that acquire our common stock as compensation for services; and

●	owners that hold our common stock, Series A Preferred Stock or Series E Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment.

In addition, this discussion does not address the tax treatment of partnerships or persons who hold our common stock through partnerships or other entities that are transparent for U.S. federal income tax purposes. A partner in a partnership or other transparent entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of shares of our common stock through a partnership or other transparent entity, as applicable.

Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

Exercise of Warrants

A non-U.S. holder generally will not recognize gain or loss on the exercise of a warrant and related receipt of shares of our common stock (unless cash is received in lieu of the issuance of a fractional share of our common stock). A non-U.S. holder’s initial tax basis in the shares of our common stock received upon the exercise of a warrant will be equal to the sum of (a) such non-U.S. holder’s tax basis in such warrant plus (b) the exercise price paid by such non-U.S. holder on the exercise of such warrant. A non-U.S. holder’s holding period for the shares of our common stock received upon the exercise of a warrant will begin on the date that such warrant is exercised by such non-U.S. holder.

In certain limited circumstances, a non-U.S. holder may be permitted to undertake a cashless exercise of warrants into shares of our common stock. The U.S. federal income tax treatment of a cashless exercise of warrants into shares of common stock is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a warrant described in the preceding paragraph. Non-U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of warrants.

Certain Adjustments to the Warrants

An adjustment to the number of shares of our common stock that will be issued upon the exercise of a warrant, or an adjustment to the exercise price of a warrants, may be treated as a constructive distribution to a non-U.S. holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such non-U.S. holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants generally should not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. See the more detailed discussion of the rules applicable to distributions made by us under the heading “Dividends” below.

Dividends

If we pay distributions of cash or property with respect to shares of our common stock those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles and will be subject to withholding as described in the paragraphs below. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in its shares of our common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock.” Any distribution described in this paragraph would also be subject to the discussion below in “—Foreign Account Tax Compliance Act.”

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Subject to the exceptions described below, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 35% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence provided the holder satisfies applicable certification and disclosure requirements. If we are unable to determine, at the time of payment of a distribution on shares of our common stock, whether the distribution will constitute a dividend, we may nonetheless choose to withhold any U.S. federal income tax on the distribution as permitted by U.S. Treasury Regulations.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States, and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. To obtain this exemption, a non-US holder must provide us with a properly executed original and unexpired IRS Form W-8ECI properly certifying such exemption. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Internal Revenue Code). Any U.S. effectively connected income received by a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of shares of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN (or successor form) and satisfy applicable certification and other requirements.

Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty generally may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock

Subject to the discussion below in “—Foreign Account Tax Compliance Act,” a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or other taxable disposition of shares of our common stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and, if the non-U.S. holder is a non-U.S. corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

●	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the amount by which such non-U.S. holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition; or

●	we are or were a “U.S. real property holding corporation” during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (within the meaning of the Internal Revenue Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

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Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on shares of our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. These information reporting requirements apply even if withholding is not required. Subject to the discussion below under “—Foreign Account Tax Compliance Act,” non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Internal Revenue Code) or otherwise subject to an exemption in order to avoid backup withholding at the applicable rate (currently 28%) with respect to dividends on shares of our common stock. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN establishing that it is a non-U.S. holder, or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to the U.S. federal withholding tax, as described above in “—Dividends,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the payment of the proceeds of a disposition of shares of our common stock, Series A Preferred Stock or Series E Warrants by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or non-U.S., unless the holder certifies that it is a non-U.S. person (as defined in the Internal Revenue Code) and satisfies certain other requirements, or otherwise establishes an exemption. For information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker and dispositions otherwise effected through a non-U.S. office generally will not be subject to information reporting. Generally, backup withholding will not apply to a payment of disposition proceeds to anon-U.S. holder where the transaction is effected through a non-U.S. office of a U.S. broker or non-U.S. office of a non-U.S. broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Account Tax Compliance Act

Legislation commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally will impose a U.S. federal withholding tax of 30% on payments to certain non-U.S. entities (including certain intermediaries) unless such persons comply with certain U.S. information reporting, due diligence, disclosure and certification regime. This regime and its requirements are different from, and in addition to, the certification requirements described elsewhere in this discussion. The FATCA withholding rules apply to dividend payments on our common stock, if any, and also to payments of gross proceeds from the sale or other dispositions of our common stock paid after December 31, 2018. Although administrative guidance and proposed regulations have been issued, regulations implementing the FATCA regime continues to be issued and the exact scope of these rules is subject to changes.

Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock, including any investment in our common stock made through another entity.

The preceding discussion of material U.S. federal tax considerations is for general information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of shares of our common stock, including the consequences of any proposed changes in applicable laws.

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Legal Matters

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Dorsey & Whitney LLP, Salt Lake City, Utah.

Experts

The consolidated financial statements of Amedica Corporation as of December 31, 2015, and for the year then ended, incorporated by reference in this Prospectus have been so incorporated in reliance on the report of Mantyla McReynolds LLC, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) incorporated by reference herein, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Amedica Corporation as of December 31, 2016, and for the year then ended, incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) incorporated by reference herein, given on the authority of said firm as experts in accounting and auditing.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various costs and expenses, all of which we will pay, in connection with the sale of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee and FINRA Filing Fee.

SEC Registration Fee	$0
FINRA Filing Fee	0
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	10,000
Transfer Agent Fee and Expenses	15,000
Miscellaneous	10,000
Total	$85,000

Item 14. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Insurance Security Act excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered in connection with legal proceedings. These provisions limit the liability of our directors and officers to fullest extent permitted under Delaware law. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Eighth of our amended and restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

●	from any breach of the director’s duty of loyalty to us or our stockholders;

●	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the Delaware General Corporation Law; or

●	from any transaction from which the director derived an improper personal benefit.

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We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. We have entered into indemnification agreements with certain of our executive offices and directors. These agreements, among other things, indemnify and advance expenses to our directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We have entered into agreements to indemnify all of our directors and officers.

Additionally, reference is made to the Underwriting Agreement filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriters of Amedica Corporation, our directors and officers who sign the registration statement and persons who control Amedica Corporation, under certain circumstances.

Item 15. Recent Sales of Unregistered Securities

Since January 17, 2015, we have sold the following securities that were not registered under the Securities Act. All share numbers and prices set forth below have been adjusted to reflect a reverse stock split effective as of January 25, 2016 whereby each 15 shares of common stock were replaced with one share of common stock (with no fractional shares issued) and the subsequent reverse stock split effect November 10, 2017 whereby each 12 shares of common stock were replaced with one share of common stock (with no fractional shares issued) .

The sale and issuance of the securities set forth below were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Rule 506 promulgated under Regulation D promulgated thereunder and Section 3(a)(9). Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about us. No underwriters were involved in these transactions.

On January 22, 2015, we issued 167 shares of our common stock to a service provider for services with respect to certain corporate development activities.

On September 8, 2015, we issued to issue investors Series A Warrants and Series C Warrants, each exercisable for 72,908 shares of our common stock.

On October 19, 2015, we issued 1,334 shares of our common stock to a service provider for services with respect to certain corporate development activities.

On January 28, 2016, we issued a warrant to purchase 6,250 shares of our common stock to a financial advisor.

On April 4, 2016 and again on April 27, 2016, in connection with a debt exchange agreement we issued to the lender warrants to purchase 8,333 shares of common stock of the Company.

On July 28, 2017, we closed on a $2.5 million term loan (the Loan”) with North Stadium Investments, LLC (“North Stadium”), a company owned and controlled by the Company’s Chief Executive Officer and Chairman of the Board, Dr. Sonny Bal. In connection with the Loan, the Company issued to North Stadium, a Secured Promissory Note in the amount of $2.5 million (the “Note”). The Note bears interest at the rate of 10% per annum, requires the Company to make monthly interest only payments for a period of 12 months, and principal and any unpaid accrued interest are due and payable 12 months from the effective date of the Note, July 28, 2017. The Note is secured by substantially all of the assets of the Company pursuant to a security agreement between the Company and North Stadium dated July 28, 2017 (the “Security Agreement”), and is junior to the already existing security interest in such assets of the Company held by Hercules Capital, Inc. In connection with the Loan and as additional consideration for the Loan, the Company issued to North Stadium a warrant to acquire up to 55,000 common shares with a purchase price set at $5.04 per share and a 5 year term (the “Warrant”).

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On January 3, 2018, Amedica Corporation (the “Company”) and its wholly owned subsidiary US Spine, Inc. entered into an Assignment Agreement (the “Assignment Agreement”) with certain accredited investors (collectively the “Assignees” and each an “Assignee”), Hercules Technology III, L.P. (“HT III”) and Hercules Capital, Inc. (“HC” and, together with HT III, “Hercules”), pursuant to which Hercules assigned to the Assignees all amounts remaining due under the Loan and Security Agreement, dated June 30, 2014, as amended, between the Company and Hercules (the “Loan and Security Agreement”) and (2) the note (the “Hercules Note”) between the Company and Hercules evidencing the amounts due under the Loan and Security Agreement. The total amount assigned by Hercules to the Assignees equals in the aggregate $2,264,622, which is secured by the same collateral underlying the Loan and Security Agreement.

The Company entered into an exchange agreement (the “Exchange Agreement”) with the Assignees, pursuant to which the Company agreed to exchange (the “Exchange”) the Hercules Note held by the Assignees for senior secured convertible promissory notes each in the principal amount of $1,132,311 for an aggregate principal amount of $2,264,622 (the “Exchange Notes”). The Exchange Notes will mature on February 3, 2019 (the “Maturity Date”).

Item 16. Exhibits and Financial Statement Schedules.

Reference is made to the Index to Consolidated Financial Statements beginning on Page F-1 hereof.

(1) Consolidated Financial Statement Schedules

Consolidated Financial Statement Schedules have been omitted because they are either not required or not applicable, or because the information required to be presented is included in the consolidated financial statements or the notes thereto included in this Annual Report.

(2) Exhibits

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement and such Exhibit Index is incorporated by reference.

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg. Number

3.1	Restated Certificate of Incorporation of the Registrant		Form 8-K (Exhibit 3.1)	2/20/14	001-33624

3.1.1	Certificate of Amendment to the Restated Certificate of Incorporation of Amedica Corporation		Form 8-K (Exhibit 3.1)	1/22/16	001-33624

3.1.2	Certificate of Amendment to the Restated Certificate of Incorporation of Amedica Corporation		Form 8-K (Exhibit 3.1)	11/16/17	001-33624

3.2	Restated Bylaws of the Registrant		Form 8-K (Exhibit 3.1)	2/20/14	001-33624

4.1	Form of Common Stock Certificate of the Registrant		Amendment No. 3 to Form S-1 (Exhibit 4.1)	1/29/14	333-192232

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4.2	Form of Warrant to Purchase Shares of Common Stock of the Registrant, issued on May 9, 2011	Amendment No. 3 to Form S-1 (Exhibit 4.9)	1/29/14	333-192232

4.3	Warrant to Purchase Shares of Series F Convertible Preferred Stock by and between the Registrant and GE Capital Equity Investments, Inc., dated as of December 17, 2012	Form S-1 (Exhibit 4.10)	11/8/13	333-192232

4.4	Warrant to Purchase Shares of Series F Convertible Preferred Stock by and between the Registrant and Zions First National Bank, dated as of December 17, 2012	Form S-1 (Exhibit 4.11)	11/8/13	333-192232

4.5	Form of Warrant to Purchase Shares of Common Stock of the Registrant, issued on March 4, 2011 and May 9, 2011	Form S-1 (Exhibit 4.12)	11/8/13	333-192232

4.6	Form of Amendment to Warrant to Purchase Shares of Common Stock of the Registrant, dated as of December 18, 2012	Form S-1 (Exhibit 4.13)	11/8/13	333-192232

4.7	Form of Amendment No. 2 to Warrant to Purchase Shares of Common Stock of the Registrant, dated as of February 1, 2013	Form S-1 (Exhibit 4.14)	11/8/13	333-192232

4.8	Form of Warrant to Purchase Shares of Common Stock of the Registrant, issued on August 30, 2013 and September 20, 2013, as amended	Amendment No. 2 to Form S-1 (Exhibit 4.17)	12/20/13	333-192232

4.9	Form of Amendment to Warrant to Purchase Common Stock of the Registrant, dated as of December 23, 2013	Amendment No. 3 to Form S-1 (Exhibit 4.17.1)	1/29/14	333-192232

4.10	Form of Warrant to Purchase Shares of Common Stock of the Registrant, issued to TGP Securities, Inc. on August 30, 2013 and September 20, 2013, as amended	Amendment No. 2 to Form S-1 (Exhibit 4.20)	12/20/13	333-192232

4.11	Form of Amendment to Warrant to Purchase Shares of Common Stock of the Registrant, issued to TGP Securities, Inc., dated as of December 23, 2013	Amendment No. 3 to Form S-1 (Exhibit 4.21)	1/29/14	333-192232

4.12	Hercules Warrant to Purchase Common Stock	Form 8-K (Exhibit 4.3)	7/1/2014	001-33624

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4.13	Form of Warrant to be Issued to Investors in the Offering	Amendment No. 3 to Form S-1 (Exhibit 4.24)	11/19/14	333-199753

4.14	Form of Unit Purchase Option to be Issued to the Underwriters in the Offering	Amendment No. 3 to Form S-1 (Exhibit 4.25)	11/19/14	333-199753

4.15	Form of Warrant Agent Agreement by and between the Registrant and American Stock Transfer and Trust Company	Amendment No. 3 to Form S-1 (Exhibit 4.26)	11/19/14	333-199753

4.16	Warrant to purchase shares of common stock of the Registrant by and between the Registrant and Hampshire MedTech Partner II, L.P., dated as of November 6, 2014	Form 8-K (Exhibit 4.1)	11/7/14	001-33624

4.17	Form of Warrant to Purchase Shares of Common Stock of the Registrant issued on September 17, 2014.	Form 10-K (Exhibit 4.27)	3/24/15	001-33624

4.18	Form of Warrant to Purchase Shares of Common Stock of the Registrant issued on November 12, 2014.	Form 10-K (Exhibit 4.28)	3/24/15	001-33624

4.19	Senior Convertible Note by Registrant payable to MG Partners II, Ltd., Issuance Date: August 12, 2014, Exchange Date: April 2, 2015	Form 8-K (Exhibit 4.2)	4/3/15	001-33624

4.20	Form of Series B Warrant	Form 8-K (Exhibit 4.2)	9/8/15	001-33624

4.21	Form of Series D Warrant	Form 8-K (Exhibit 4.4)	9/8/15	001-33624

4.22	Form of Amended and Restated Series A warrant	Form 8-K (Exhibit 4.1)	12/14/15	001-33624

4.23	Form of Amended and Restated Series C Warrant	Form 8-K (Exhibit 4.2)	12/14/15	001-33624

4.24	Form of Common Stock Purchase Warrant issued on April 4, 2016.	Form 8-K (Exhibit 4.1)	4/05/16	001-33624

4.25	Form of Series E Warrant	Amendment No. 3 to Form S-1 (Exhibit 4.25)	6/30/16	333-211520

4.26	Form of Underwriters Warrant to be Issued in Offering	Amendment No. 3 to Form S-1 (Exhibit 4.26)	6/30/16	333-211520

4.27	Form of Series A Preferred Stock Certificate	Amendment No. 3 to Form S-1 (Exhibit 4.27)	6/30/16	333-211520

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4.28	Form of Warrant	Form 8-K (Exhibit 4.1)	1/20/17	001-33624

4.29	Secured Promissory Note with North Stadium Investments, LLC	Form 8-K (Exhibit 4.1)	8/3/17	001-33624

4.30	North Stadium Investments, LLC Warrant to Purchase Common Stock	Form 8-K (Exhibit 4.2)	8/3/17	001-33624

5.1	Opinion of Dorsey & Whitney LLP	Form S-1 (Exhibit 5.1)	6/30/17	333-211520

5.2	Opinion of Dorsey & Whitney LLP	Form S-1 (Exhibit 5.1)	7/5/16	333-212398

10.1	Securities Purchase Agreement by and between the Registrant and MG Partners II Ltd, dated as of June 30, 2014	Form 8-K (Exhibit 10.1)	7/1/2014	001-33624

10.2	Registration Rights Agreement by and between the Registrant and MG Partners II Ltd., dated as of June 30, 2014	Form 8-K (Exhibit 10.2)	7/1/2014	001-33624

10.3	Loan and Security Agreement by and among the Registrant, its subsidiary, Hercules Technology Growth Capital, Inc., and Hercules Technology III, L.P., dated as of June 30, 2014	Form 8-K (Exhibit 10.3)	7/1/2014	001-33624

10.4	Centrepointe Business Park Lease Agreement Net by and between the Registrant and Centrepointe Properties, LLC, dated as of April 21, 2009	Form S-1 (Exhibit 10.10)	11/8/13	333-192232

10.5	First Addendum to Centrepointe Business Park Lease Agreement Net by and between the Registrant and Centrepointe Properties, LLC, dated as of January 31, 2012	Form S-1 (Exhibit 10.11)	11/8/13	333-192232

10.6	Form of Change of Control Agreement*	Form 8-K (Exhibit 10.1)	7/22/15	001-33624

10.7	Form of Indemnification Agreement by and between the Registrant and its officers and directors	Amendment No. 2 to Form S-1 (Exhibit 10.14)	12/20/13	333-192232

10.8	Amedica Corporation Amended and Restated 2012 Equity Incentive Plan*	Amendment No. 4 to Form S-1 (Exhibit 10.15)	2/12/14	333-192232

10.9	Form of 2012 Stock Option Grant Notice and Stock Option Agreement*	Amendment No. 4 to Form S-1 (Exhibit 10.16)	2/12/14	333-192232

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10.10	Form of 2012 Restricted Stock Award and Restricted Stock Unit Agreement*	Amendment No. 4 to Form S-1 (Exhibit 10.17)	2/12/14	333-192232

10.11	Amedica Corporation 2003 Stock Option Plan*	Form S-1 (Exhibit 10.18)	11/8/13	333-192232

10.12	Form of 2003 Non-Qualified Stock Option Agreement and Notice of Exercise of Non-Qualified Stock Option thereunder*	Form S-1 (Exhibit 10.19)	11/8/13	333-192232

10.13	Form of 2003 Incentive Stock Option Agreement and Notice of Exercise of Incentive Stock Option thereunder*	Form S-1 (Exhibit 10.20)	11/8/13	333-192232

10.14	Amendment and Exchange Agreement, date April 2, 2015, by and between the Registrant and MG Partners II, Ltd	Form 8-K (Exhibit 10.1)	4/3/15	001-33624

10.15	Consent and First Amendment to Loan and Security Agreement dated September 8, 2015 by and among Hercules Technology Growth Capital Inc., the financial institutions signatory thereto, Amedica Corporation, and the guarantors signatory thereto.	Form 8-K (Exhibit 10.1)	9/8/15	001-33624

10.16	First Amendment to Warrant to Purchase Shares of Common Stock of Amedica Corporation dated September 8, 2015, by and between Amedica Corporation and Hercules Technology III, L.P.	Form 8-K (Exhibit 10.2)	9/8/15	001-33624

10.17	Settlement and Waiver Agreement dated September 8, 2015, by and among Amedica Corporation and MG Partners II, Ltd.	Form 8-K (Exhibit 10.3)	9/8/15	001-33624

10.18	Placement Agency Agreement between Amedica Corporation and Ladenburg Thalmann & Co. Inc.	Form 8-K (Exhibit 10.4)	9/8/15	001-33624

10.19	Form of Securities Purchase Agreement between Amedica Corporation and the Purchasers Dated September 8, 2015	Form 8-K (Exhibit 10.5)	9/8/15	001-33624

10.20	Form of Registration Rights Agreement	Form 8-K (Exhibit 10.6)	9/8/15	001-33624

10.21	Form of Leak-Out Agreement	Form 8-K (Exhibit 10.1)	12/14/15

10.22	Assignment and Second Amendment to Loan and Security Agreement, dated April 4, 2016, by and among the Company Riverside Merchant Partners, LLC, Hercules Technology III, L.P. and Hercules Capital, Inc., the financial institutions signatory thereto, Amedica Corporation, and the guarantors signatory thereto	Form 8-K (Exhibit 10.1)	5/05/16	001-33624

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10.23	Exchange Agreement dated April 4, 2016, by and among Amedica Corporation and Riverside Merchant Partners, LLC	Form 8-K (Exhibit 10.2)	5/05/16	001-33624

10.24	Subordinated Convertible Promissory Note, dated April 4, 2016, by and among Amedica Corporation and Riverside Merchant Partners, LLC	Form 8-K (Exhibit 10.3)	5/05/16	001-33624

10.25	Warrant Agency Agreement, dated July 8, 2016, by and between Amedica Corporation and American Stock Transfer & Trust Company, LLC	Form 8-K (Exhibit 10.1)	7/8/16	001-33624

10.26	Warrant Agency Agreement dated January 24, 2017, by and between Amedica Corporation and American Stock Transfer & Trust Company, LLC	Form 8-K (Exhibit 10.1)	1/24/17	001-33624

10.27	Security Agreement, dated July 28, 2017	Form 8-K (Exhibit 10.1)	8/3/17	001-33624

10.28	Assignment Agreement, dated January 3, 2018, by and among the Company, US Spine, Inc., MEF I, L.P., Anson Investments Master Fund LP, Hercules Technology III, L.P. and Hercules Capital, Inc.	Form 8-K (Exhibit 10.1)	1/4/18	001-33624

10.29	Exchange Agreement, dated January 3, 2018, by and among Amedica Corporation and MEF I, L.P.	Form 8-K (Exhibit 10.2)	1/4/18	001-33624

10.30	Exchange Agreement, dated January 3, 2018, by and among Amedica Corporation and Anson Investments Master Fund LP	Form 8-K (Exhibit 10.3)	1/4/18	001-33624

10.31	Senior Secured Convertible Promissory Note, dated January 3, 2018, by and among Amedica Corporation and MEF I, L.P.	Form 8-K (Exhibit 10.4)	1/4/18	001-33624

10.32	Senior Secured Convertible Promissory Note, dated January 3, 2018, by and among Amedica Corporation and Anson Investments	Form 8-K (Exhibit 10.5)	1/4/18	001-33624

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16.1	Letter of BDO, dated September 22, 2017		Form 8-K (Exhibit 16.1)	9/22/17	001-33624

21.1	List of Subsidiaries of the Registrant		Form S-1 (Exhibit 21.1)	11/8/13	333-192232

23.1	Consent of Independent Registered Public Accounting Firm, Mantyla McReynolds, LLC	X

23.2	Consent of Independent Registered Public Accounting Firm, BDO USA, LLP	X

23.3	Consent of Dorsey & Whitney LLP (included with Exhibit 5.1)		Form S-1 (Exhibit 5.1)	6/30/16	333-211520

23.4	Consent of Dorsey & Whitney LLP (included with Exhibit 5.2)		Form S-1 (Exhibit 5.1)	7/5/16	333-212398

24.1	Power of Attorney	Form S-1 (Exhibit 24.1)	5/23/16	333-211520
*	Management contract or compensatory plan or arrangement.

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Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; AND

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or Controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah on January 19, 2018.

AMEDICA CORPORATION

By:	/s/ B. Sonny Bal
B. Sonny Bal, M.D.
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ B. Sonny Bal
B. Sonny Bal, M.D.	Chief Executive Officer and Director	January 19, 2018
(Principal Executive Officer and Principal Financial Officer)
*
David W. Truetzel	Director	January 19, 2018

*
Jeffrey S. White	Director	January 19, 2018

*
Eric A. Stookey	Director	January 19, 2018

* By:	/s/ B. Sonny Bal
B. Sonny Bal, M.D.
Attorney-in-Fact

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